Exhibit 99.1

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Julie Geer, Citrix

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Citrix Announces Change in Sales Leadership

SANTA CLARA, Calif. – January 12, 2015 – Citrix today announced that, Carlos Sartorius has been appointed as Senior Vice President, Worldwide Sales and Services, reporting to Citrix President and CEO, Mark Templeton. Sartorius was formerly Managing Director and Vice President of the Citrix EMEA organization, headquartered in Switzerland, which he has run since joining Citrix in 2011.

Al Monserrat, a fifteen year Citrix veteran, will be leaving the company. He has run sales and services since 2008, during which time he re-engineered the sales organization – greatly strengthening the Citrix go-to-market model and growing revenues by almost 90%. Monserrat will remain with the company until April 1 as Senior Vice President, Sales Strategy, to ensure an orderly transition.

“I want to recognize the huge contribution and impact Al has had since joining our company 15 years ago,” said Mark Templeton. “It has been an honor and privilege to have had him on our team, and I want to extend my heartfelt thanks and best wishes to him as he takes the next step in his journey.”

Sartorius is a senior global executive with deep cross-functional expertise in the technology and telecommunications industries. Prior to his time at Citrix, Sartorius held a range of senior industry leadership positions, most recently with HP, where he was Vice President and General Manager of HP’s networking business unit in EMEA. Prior to that he served as Chief Operating Officer of Orange Business Services; President for Avaya’s EMEA business; and in a number of leadership roles for Motorola, including as Vice President and General Manager for Motorola’s Government and Enterprise Mobility Solutions business for EMEA.

Templeton continued, “Looking forward, we are extremely fortunate to have an executive of Carlos’s caliber and experience who is ready and able to step up to this expanded role. Carlos has done a remarkable job getting our EMEA business back on track and has all of the right qualities to lead the ongoing development and growth of our global field organizations. He is well versed in our go-to-market, partner and channel models and has a deep understanding of our customer’s challenges and perspectives, making him the perfect executive for this role as we continue to drive towards our vision of a software-defined workplace.”

Sartorius’s promotion is effectively immediately. He is moving to the US and will be based in the company’s Santa Clara, Calif. facility.

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About Citrix

Citrix (NASDAQ:CTXS) is a leader in mobile workspaces, providing virtualization, mobility management, networking and cloud services to enable new ways to work better. Citrix solutions power business mobility through secure, personal workspaces that provide people with instant access to apps, desktops, data and communications on any device, over any network and cloud. With annual revenue in 2013 of $2.9 billion, Citrix solutions are in use at more than 330,000 organizations and by over 100 million users globally. Learn more at www.citrix.com.

For Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein. The development, release and timing of any features or functionality described for our products remains at our sole discretion and is subject to change without notice or consultation. The information provided is for informational purposes only and is not a commitment, promise or legal obligation to deliver any material, code or functionality and should not be relied upon in making purchasing decisions or incorporated into any contract.

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